EXHIBIT 10.2

RESTRICTED STOCK AGREEMENT

CVB Financial Corp., a California corporation (the “Company”) hereby grants to Christopher D. Myers, effective August 1, 2006, fifty thousand (50,000) shares of Company’s common stock, no par value (the “Shares”), subject to the terms, conditions, and restrictions set forth in this Restricted Stock Agreement (the “Agreement”).

    1.        Forfeiture of Unvested Shares. Upon the termination of Grantee’s employment with the Company and its subsidiaries (“Termination of Service”), all of Grantee’s rights in and to the Shares will cease and Grantee must immediately surrender the Shares to the Company for cancellation, except to the extent that the restrictions on the Shares have lapsed and the Shares have vested in accordance with Section 4 prior to such Termination of Service.

    2.        Restricted Term. The restrictions set forth herein shall lapse in accordance with the provisions of Section 4 below. This Agreement shall terminate when all of the Shares either have vested in accordance with Section 4 or have been forfeited upon a Termination of Service.

    3.        Restrictions on Transfer. The Shares are nontransferable and shall not be assignable, alienable, saleable, or otherwise transferable by the Grantee other than by will or the laws of descent and distribution or pursuant to a “domestic relations order” as defined in Section 414(p)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”). Shares that have vested and are no longer subject to restrictions pursuant to Section 4 may be transferred by the Grantee, subject to applicable federal and state securities law restrictions. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Grantee. No non-permitted transferee of the Grantee shall have any right in or claim to any Shares.

    4.        Lapse of Restrictions.

(a)     Longevity Restrictions. The restrictions imposed on the Shares by this Agreement shall lapse in the installments set forth below, provided that the Grantee’s service as an employee of the Company or one of its subsidiaries continues through the dates specified below. The restrictions shall lapse with respect to:

an initial 10,000 Shares on August 1, 2007

an additional 10,000 Shares on August 1, 2008

an additional 10,000 Shares on August 1, 2009

an additional 10,000 Shares on August 1, 2010

the final 10,000 Shares on August 1, 2011

(b)     Change in Control. Upon a Change in Control as defined in Section 4(b) of the Employment Agreement dated August 1, 2006, by and among the Company, its subsidiary Citizens Business Bank, and Grantee, all restrictions shall lapse.

(c)     Action by Committee. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall have the authority, in its sole and absolute discretion, to remove any or all of the restrictions applicable to the Shares whenever the Committee may determine that such action is appropriate, including by reason of changes to applicable accounting rules, tax laws or other laws.

    5.         Fractional Shares. No fractional shares shall be delivered to Grantee. Any fractional shares shall be rounded down to the nearest whole number, provided that such fractional shares shall be aggregated and vested on the date when all restrictions lapse or expire.

    6.        Legends.

(a)     Until all restrictions lapse, certificates representing the Shares shall bear the following legend:

“The shares represented by this certificate are subject to surrender to CVB Financial Corp., and such shares may not be sold or otherwise transferred except pursuant to the provisions of a Restricted Stock Agreement dated August 1, 2006, by and between CVB Financial Corp. and the registered owner of such shares.”

(b)     Certificates representing the Shares shall bear the following legend:

“The shares represented by this certificate are owned by a person or persons who may be considered an affiliate for purposes of Rule 144 under the Securities Act of 1933 (the “Act”). No transfer of these securities or any interest therein may be made unless the issuer has received an opinion of counsel or other evidence satisfactory to it that shares may be sold pursuant to Rule 144 or another available exemption under the Act and the rules and regulations thereunder.”

    7.        Escrow.

(a)     Until all restrictions have lapsed, the Company’s Secretary or such other escrow holder as the Committee may appoint (but in no event the Grantee), shall retain custody of the stock certificates or book-entry shares representing the Shares subject to such restrictions.

(b)     The Grantee further agrees that simultaneously with his or her execution of this Agreement, he or she shall execute stock powers in favor of the Company with respect to the Shares in the form attached hereto and that he or she shall promptly deliver such stock powers to the Company.

    8.        Rights as a Shareholder. From the date of this Agreement until any forfeiture of the Shares pursuant to Section 1, Grantee shall have all the rights of a shareholder of the Company with respect to the Shares, subject to the terms and conditions of this Agreement, including the right to vote the Shares and the right to receive all dividends or other distributions paid or made with respect to the Shares; provided, however, that any additional shares of Company common stock to which the Grantee may become entitled as a result of stock dividends, stock splits, or any other form of recapitalization in respect of the Shares shall also be subject to the terms and conditions of this Agreement until the restrictions on the underlying Shares lapse or expire. Grantee acknowledges that any dividends paid to the Grantee with respect to the Shares prior to the lapse of restrictions with respect to such Shares will be compensation income rather than dividend income unless the Grantee has made an election under Section 83(b) of the Code to be taxed upon the receipt of the Shares.

    9.        Removal of Legends on Certificates and Return of Stock Powers. When restrictions lapse and the Company delivers to the Grantee certificates for the Shares, the Grantee shall also receive back the related stock powers held by the Company pursuant to subsection 7(b) above. Distributed Shares shall be free of the restrictions of this Agreement and certificates for the Shares shall not bear the legend provided for in Section 6(a) above (but shall continue to bear the legend provided in Section 6(b) above).

    10.        Code Section 83(b) Election. Grantee agrees to notify the Company immediately in writing in the event Grantee makes an election under Section 83(b) of the Code (or any successor provision) or corresponding provisions of state or local tax laws with respect to the Shares. In that event, any required withholding and/or employment tax payments as a result of such election shall thereupon be made. Such withholding may be from the Grantee’s compensation from the Company or from cash supplied by the Grantee.

    11.        Separate Advice and Representation. The Company is not providing the Grantee with advice, warranties, or representations regarding any of the legal, tax, or business effects to Grantee with respect to this Agreement. The Grantee is encouraged to seek legal, tax, and business advice from the Grantee’s own legal, tax, and business advisers as soon as possible. By accepting the Shares, and by signing this Agreement, the Grantee acknowledges that the Grantee is familiar with the terms of the Agreement, that the Grantee has been encouraged by the Company to discuss the Shares and this Agreement with Grantee’s own legal, tax, and business advisers, and that the Grantee agrees to be bound by the terms of this Agreement.

    12.        Tax Withholding.

(a)     The Company will assess its requirements regarding federal, state, and local income taxes, FICA taxes, and any other applicable taxes (“Tax Items”) in connection with the Shares. These requirements may change from time to time as laws or interpretations change. The Company will withhold Tax Items as required by law. Regardless of the Company’s actions in this regard, the Grantee acknowledges and agrees that the ultimate liability for Tax Items is the Grantee’s responsibility. The Grantee acknowledges and agrees that the Company:

(i)	makes no representations or undertakings regarding the treatment of any Tax Items in connection with any aspect of the Shares, including the subsequent sale of any Shares; and

(ii)	does not commit to structure the terms of this Agreement to reduce or eliminate liability for Tax Items.

(b)     Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares will be issued to Grantee, unless and until satisfactory arrangements (as determined by the Committee) have been made by the Grantee with respect to the payment of income, employment, and other taxes which the Company determines must be withheld with respect to the Shares so issuable. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Grantee to satisfy such tax withholding obligation, in whole or in part (without limitation) by one or more of the following: (a) paying cash, (b) delivering to the Company already vested and owned shares of Company common stock having an aggregate fair market value (as of the date the withholding is effected) equal to the amount required to be withheld, or (c) by authorizing the Company to hold back a number of Shares otherwise deliverable to the Grantee through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) having an aggregate fair market value (as of the date the withholding is effected) equal to the amount required to be withheld.

    13.        No Acquired Rights. The Grantee agrees and acknowledges that:

(a)     the grant of the Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of any equity awards or benefits in lieu of any equity awards, even if such awards have been granted repeatedly in the past and regardless of any reasonable notice period mandated under local law;

(b)     the Shares are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, retirement benefits, or similar payments;

(c)     the future value of the Shares is unknown and cannot be predicted with certainty;

(d)     no claim or entitlement to compensation or damages arises from the forfeiture of the Shares or diminution in value of the Shares, and the Grantee irrevocably releases the Company from any such claim; and

(e)     this Agreement shall not create a right to further employment with the Company or any other employer and shall not interfere with the ability of the Company or any other employer to terminate the employment relationship at any time, with or without cause.

    14.        Adjustment of Shares. In the event of a subdivision of the outstanding Company common stock, a declaration of a dividend payable in shares of Company common stock, a declaration of a dividend payable in a form other than shares of Company common stock in an amount that has a material effect on the value of shares of Company common stock, a combination or consolidation of the outstanding shares of Company common stock (by reclassification or otherwise) into a lesser number of shares of stock, a recapitalization, a spin-off, a merger, consolidation or other reorganization involving the Company that would not constitute a Change in Control, or any other similar occurrence, the Company shall make appropriate adjustments in the number of Shares subject to this Agreement.

        Except as provided in this Section 14, Grantee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares. The grant of the Shares shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

    15.        Notices. Any written notices provided for in this Agreement shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailed but in no event later than the date of actual receipt. Notice may also be provided by electronic submission, if and to the extent permitted by the Committee. Notices shall be directed, if to the Grantee, at the Grantee’s address indicated by the Company’s records, or if to the Company, at the Company’s principal office, attention: Chairman of the Board.

    16.         Severability. The provisions of the Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

    17.         Counterparts; Further Instruments. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

    18.         Amendment. The Agreement may be amended or modified by the Committee, including amendments and modifications that may affect the tax status of the Shares, provided that such action may not, without the consent of the Grantee, impair any rights of the Grantee under the Agreement.

    19.         Entire Agreement; Governing Law. The Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. This agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

[REMAINDER OF PAGE BLANK]

CVB FINANCIAL CORP.

By: /s/ D. Linn Wiley D. Linn Wiley President and Chief Executive Officer

        The Grantee acknowledges and represents that the Grantee is familiar with the terms and provisions of this Agreement and hereby accepts same subject to all its terms and provisions hereof. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement.

Date: June 1, 2006	/s/ Christopher D. Myers Christopher D. Myers